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                                                                   EXHIBIT 10.59


                              EMPLOYMENT AGREEMENT


              THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of May 31, 2000, by and between HAGLER BAILLY, INC., a Delaware corporation (the "Company"), and STEPHEN V. R. WHITMAN ("Executive").

              WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth herein.

              NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

       1.     EMPLOYMENT; TERM; POSITION AND DUTIES.

              On the terms and conditions set forth in this Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company for the term set forth herein and in the position and with the duties discussed herein. The term of this Agreement shall commence on May 31, 2000 (the "Commencement Date") and shall end on March 31, 2001, unless sooner terminated pursuant to Section 5 hereof (the "Term"). Executive shall serve as Senior Vice President and General Counsel or such other position as may, from time to time, be prescribed by the Chief Executive Officer and Board of Directors of the Company (the "Board of Directors") or any of its affiliates and agreed to by Executive. Executive shall be located at the Company's headquarters in Arlington, Virginia.

              Executive agrees to serve the Company faithfully and to the best of Executive's ability; to devote Executive's time, energy and skill during regular business hours (except for illness or incapacity and except for vacation time as provided herein) to such employment; to use Executive's best efforts, skills and ability to promote the Company's interests; if elected, to serve as a director of the Company and its subsidiaries or affiliated corporations or entities; and to perform such duties and responsibilities as from time to time may be assigned to Executive by the Chief Executive Officer and the Board of Directors, which duties shall be consistent with Executive's positions as set forth in the preceding paragraph.

       2.     COMPENSATION.

              The Company agrees to pay Executive as compensation for all duties performed by Executive in any capacity during the period of Executive's employment under this Agreement a minimum annual base salary of $225,264 ("Base Salary"), for the period commencing on the Commencement Date through March 31, 2001, payable in equal installments twice monthly to Executive.

              The Company has paid and shall pay to Executive bonus advances for the calendar year 2000 as follows:


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              (i) the Company has paid to the Executive a bonus advance of
Seventeen Thousand Five Hundred Dollars ($17,500) on April 7, 2000, less any amount required to be withheld under applicable tax laws and regulations.

              (ii) the Company shall pay to the Executive a bonus advance of $35,000 on each of July 7, 2000, October 7, 2000 and a date to be determined in December, 2000. In the event of a Change of Control Transaction involving the Company during calendar year 2000, the Company shall pay to Executive the unpaid balance of the aggregate One Hundred Twenty Two Thousand Five Hundred Dollar ($122,500) bonus advance described above as of, and on the date of, the closing of such Change of Control Transaction, less any amount required to be withheld under applicable tax laws and regulations.

       In addition, upon the closing of a Change of Control Transaction involving the Company during the Term, the Company shall pay to the Executive an additional amount of One Hundred Twelve Thousand Five Hundred Dollars ($112,500), less any amount required to be withheld under applicable tax laws and regulations. For purposes of this Agreement, a Change in Control Transaction means:

              (a) the acquisition by any Person (as used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 ("1934 Act")) of Beneficial Ownership (as the term beneficial ownership is used for purposes of Rule 13d-3 promulgated under the 1934 Act) of thirty-three and one third percent (33 1/3%) or more of the combined voting power of the Company's then outstanding voting securities ("Voting Securities");

              (b) (i) a merger, reorganization or consolidation involving the Company if the Stockholders of the Company immediately before such merger, reorganization or consolidation, do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities of the Company immediately before such merger, reorganization or consolidation; (ii) a complete liquidation or dissolution of the Company; or (iii) the consummation of the sale or other disposition of all or substantially all of the assets of the Company; or

              (c) the acceptance by the Stockholders of the Company of shares in a share exchange if the Stockholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities of the Company outstanding immediately before such share exchange.

       3.     BENEFITS; REIMBURSEMENT OF EXPENSES; VACATION.

              During the Term, Executive shall also be eligible to:


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              (a)    participate in all of the benefit programs provided by the
Company ("Benefit Programs") in accordance with policies in effect for officers of comparable rank; provided, that nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any Benefit Programs described herein. Executive shall be entitled to vacation, holidays and personal days on the same basis as other officers of the Company;

              (b) reimbursement by the Company of all expenses reasonably incurred by Executive during the Term in connection with the performance of Executive's duties, including, without limitation, travel and entertainment expenses reasonably related to the business or interests of the Company, upon submission by Executive of written documentation of such expenses; and

              (c)    the other benefits set forth in this Agreement.

       4.     TERMINATION.

              This Agreement may be terminated prior to the expiration of its Term as follows:

              (a)    automatically upon Executive's death;

              (b) by the Company for "cause," which for purposes of this Agreement shall mean:

                     (1) failure to comply with the material rules, standards, or procedures reasonably promulgated by the Company in accordance with ordinary and usual business standards, or dereliction of assigned responsibilities consistent with Section 1 above, such failure or dereliction remaining uncured by Executive within thirty (30) days after written notice from the Company of such failure or dereliction that specifically describes the nature of such alleged failures;

                     (2) substandard performance of assigned responsibilities measured in accordance with performance standards agreed upon from time to time by Executive and the Company;

                     (3) material violation by Executive, or any other person acting upon his specific instructions, of a federal, state or local statute, rule or regulation applicable to the Company, to its management, or to the operation of the Company's business;

                     (4)    material breach of the terms of this Agreement;

                     (5) knowing falsification of Company's records or documents;

                     (6)    gross negligence;


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                     (7)    conviction of Executive, or any other person acting
       upon Executive's specific directions, of any misdemeanor that involves fraud or results in a material loss to the Company or of a felony; or

                     (8)    any material act of dishonesty or moral turpitude.

       During the Term of this Agreement, the Company shall have no right to terminate this Agreement without "cause."

              (c) by Executive, upon the Company's failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within thirty (30) days after the written demand for performance has been given to the Company by Executive, which demand shall describe specifically the nature of such alleged failure; it is acknowledged and agreed that Sections 2 and 3 of this Agreement are material provisions of this Agreement; and

              (d) by Executive, upon notice from Executive upon the Company's failure to pay Executive amounts under Section 2 when due and the continued failure of the Company to make such payment within ten (10) days after written demand for such payment is made by Executive.

              (e)    by Executive, in the Executive's discretion, after thirty
(30) days written notice to the Company.

              5.     EFFECT OF TERMINATION.

              (a) In the event of the termination of this Agreement pursuant to paragraph (b) or paragraph (e) of Section 4, the Company shall be under no obligation to Executive, except to pay Executive accrued and unpaid Base Salary, Bonus and paid leave payments to the date of termination, and to permit the exercise of any vested but unexercised options under the Stock Option Plan subject to the terms and conditions thereof and Executive shall not be entitled to receive any Base Salary or Bonus after the date of termination, or to exercise any unvested options under the Stock Option Plan.

              (b) In the event of the termination of this Agreement automatically pursuant to paragraph (a) or by Executive pursuant to paragraphs
(c) or (d) of Section 4, Executive (or, in the event of his death, his beneficiaries) shall be entitled to receive all of the compensation and benefits provided herein until the date the Term would have expired absent any termination of this Agreement (such date being herein referred to as the "Final Payment Date"). If the Company and Executive shall become involved in a dispute relating to any alleged breach of this Agreement by the Company or Executive, and if Executive prevails (by judgment, settlement or otherwise) in such dispute, the Company shall reimburse Executive for all reasonable costs (including reasonable fees and disbursements of counsel) incurred by Executive in connection with such dispute upon presentation to the Company of evidence of such costs.

       6.     RENEWAL OF AGREEMENT.


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              This Agreement may be extended by mutual agreement of the parties.

       7.     PROPRIETARY RIGHTS.

              (a) Executive acknowledges that in order for Executive to perform Executive's duties, the Company must entrust Executive with certain trade secrets and confidential business information belonging to the Company (the "Confidential Information"). The Confidential Information includes, but is not limited to, client lists, including the identity of the Company's clients, information concerning the characteristics of the Company's clients, pricing policies and practices, negotiating strategies, computer software, financial information, information about the Company's business plans, and any other information about or generated by the Company which could, if disclosed, be useful to any competitors of the Company. The Confidential Information does not include information that is in the public domain through no fault or action of Executive. Executive further acknowledges that the Company has developed or acquired such Confidential Information at great effort, and that the unauthorized disclosure or use of the Confidential Information would cause the Company irreparable harm.

              (b) Executive agrees that, during the term of Executive's employment with the Company and thereafter, Executive will not disclose the Company's Confidential Information or use it in any way, except on behalf of the Company, whether or not such Confidential Information was produced by Executive's own efforts. Executive further agrees, upon termination of Executive's employment, promptly to deliver to the Company all Confidential Information, including, but not limited to, all files, books, documents, computer disks or tapes, and other property prepared on behalf of the Company or purchased with Company funds, including Confidential Information produced by Executive's own efforts, and to refrain from making, retaining or distributing any copies thereof.

              (c) at all times during the Term, all right, title, and interest in all copyrightable material which Executive shall conceive or originate, either individually or jointly with others, in Executive's capacity as an executive of the Company will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. At all times during the Term, Executive agrees to execute all papers and perform all other acts reasonably necessary to assist the Company to obtain and register copyrights on such materials in any and all countries, and the Company agrees to pay expenses associated with such copyright registration. Works of authorship created by Executive for the Company in performing Executive's responsibilities under this Agreement during the Term shall be considered "works for hire" as defined in the U.S. Copyright Act. In addition, Executive hereby assigns to the Company all proprietary rights which originate during Executive's employment with the Company, including, but not limited to, all patents, copyrights, trade secrets and trademarks Executive might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data based on Executive's access to Confidential Information of the Company or developed by Executive in Executive's capacity as an employee of the Company.


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              (d)    If, during the Term, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture belong to the Company. Except as formally approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to Executive as provided in this Agreement.

              (e) At all times during the Term and thereafter, Executive further agrees to execute and deliver any additional documents, instruments, applications, oaths or writings reasonably necessary or desirable to further evidence the assignments described in this Section 7.

              (f) The obligations of Executive under this Section 7 shall survive the termination or expiration of the Term.

       8.     SPECIFIC ENFORCEMENT

              Executive acknowledges that the restrictions contained in Section 7 hereof are reasonable and necessary to protect the legitimate interest of the Company. Executive also acknowledges that any breach by him of such sections will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive agrees that he shall not, in any action or proceeding to enforce Section 7 of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Executive, the Company shall have the right to enforce the provisions of Section 7 of this Agreement by seeking injunctive or other relief in any court and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company with respect to such section.

       9.     NOTICE.

              All notices or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery or facsimile, addressed as follows:



               (a)      If to the Company:

                        Hagler Bailly, Inc.
                        1530 Wilson Boulevard
                        Arlington, VA 22209
                        Telecopier No.: (703) 351-0344
                        Attention: Henri-Claude Bailly, Chairman of the Board

               (b)      If to Executive:


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                        Stephen V. R. Whitman
                        1796 Milboro Drive
                        Rockville, MD 20854
                        Telephone No.: (301) 762-2047
                        Telecopier No.: (301) 762-8230


              Each party may designate by notice in writing a new address to which any notice or other communication may thereafter be so given, served or sent. Each notice or other communication which shall be mailed or transmitted in the manner described above, shall be deemed sufficiently given, served, sent, delivered and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

       10.    SEVERABILITY.

              If any part or any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

       11.    SURVIVAL.

              It is the express intention and agreement of the parties hereto that all covenants, agreements and statements made by any party in this Agreement shall survive the execution and delivery of this Agreement, and that certain covenants, agreements and statements shall survive the termination or expiration of the Term to the extent specified in this Agreement.

       12.    WAIVER.

              Neither the waiver of any of the parties hereto of any breach of or default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasion, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default, or as a waiver of any such provisions, rights, or privileges hereunder.

       13.    BINDING EFFECT.

              This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, subject to Section 18 hereof, their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.


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       14.    ENTIRE AGREEMENT.

              This Agreement (a) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes, cancels and terminates all other negotiations, agreements, arrangements and understandings, oral or written, between such parties with respect thereto, and (b) constitutes the sole agreement between the parties with respect to this subject matter.

       15.    AMENDMENT.

              No amendment or modification of this Agreement and no waiver hereunder or thereunder shall be valid or binding unless set forth in writing, duly executed by the party against whom enforcement of the amendment, modification or waiver is sought.

       16.    GOVERNING LAW.

              This Agreement shall be subject to and governed by the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof).

       17.    ARBITRATION.

              Except as otherwise provided in Section 8, in the event of any dispute between the parties under or relating to this Agreement or otherwise relating to Executive's employment by the Company, such dispute shall be submitted to and settled by arbitration in Arlington, Virginia in accordance with the rules and regulations of the American Arbitration Association then in effect. The arbitrators shall have the right and authority to determine how their award or decision as to each issue and matter in dispute may be implemented or enforced. Any decision or award shall be final and conclusive on the parties; judgment upon any award or decision may be entered in any competent jurisdiction in the Commonwealth of Virginia or elsewhere; and the parties hereto consent to the application by any party in interest to any court of competent jurisdiction for confirmation or enforcement of such award.

       18.    ASSIGNMENT.

              This Agreement shall not be assignable by either party hereto without the prior written consent of the other party hereto, except that without securing such consent the Company may assign its rights and obligations hereunder to any successor entity to the Company by operation of law or otherwise.

       19.    HEADINGS.

              Headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.


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       20.    EXECUTION IN COUNTERPARTS.

              This Agreement may be executed in one or more counterparts, each of which shall be deemed an original hereof, and all of which together shall constitute one and the same instrument.



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              IN WITNESS WHEREOF, the undersigned have duly executed this
Employment Agreement, or have caused this Employment Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.


                                          HAGLER BAILLY, INC.

                                          By:      s/Henri-Claude Bailly
                                             --------------------------------

                                          Name:    Henri-Claude Bailly
                                               ------------------------------
                                          Title:   Chairman of the Board
                                                -----------------------------


                                          STEPHEN V. R. WHITMAN



                                          s/Stephen V. R. Whitman
                                          -----------------------------------

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